                                EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT ("Agreement"), dated for reference purposes and effective on and as of September 4, 1998, by and between EDUCATIONAL INSIGHTS, INC., a California corporation ("EI") and THEODORE J. EISCHEID ("Eischeid"), is made with reference to and incorporation of the following:

                                     RECITALS:

A. EI desires to employ Eischeid as its President and Chief Executive Officer and Eischeid is willing to accept such employment by EI, on the terms and subject to the conditions set forth in this Agreement:

NOW THEREFORE, for valuable consideration given and received, the parties agree as follows:

1.  EMPLOYMENT.

     1.1. "AT-WILL" EMPLOYMENT. Eischeid's employment with EI shall begin on and as of the effective date first above written but neither this Agreement nor Eischeid's employment with EI has any fixed term. Eischeid's employment with EI is terminable "at-will"; that is, this Agreement and Eischeid's employment with EI may be terminated at any time (on notice given if and as hereafter provided) by either party, for any reason whatsoever, or for no reason at all, and without necessity of justification or explanation, in the sole and absolute discretion of the terminating party. This "at-will" employment, and this Section 1.1, may not be superseded, amended, altered, supplemented or made subject to interpretation or construction in any way whatsoever except pursuant to a subsequent written instrument which makes specific reference to this Section 1.1 of this Agreement and is signed by both (a) an officer of EI specifically authorized and directed to perform such act by resolution of the Board of Directors of EI (the "Board") duly adopted at a meeting of the Board duly held and (b) Eischeid. Without limiting the foregoing in any way, neither this Section 1.1 nor the "at-will" nature of Eischeid's employment may be superseded, amended, altered, supplemented or made subject to interpretation or construction by any other writing or by any verbal or non-verbal utterance, conduct, act or omission.

     1.2. NO FUTURE COMMITMENTS. No promises or commitments have been made by EI to Eischeid regarding term of employment, future positions or duties, future work assignments, future compensation or benefits, extensions of this Agreement or any other terms or conditions of employment except as specifically set forth in this Agreement. EI's willingness to employ Eischeid and to pay or extend to Eischeid the salary, other compensation and payments and benefits specified herein are the sole consideration for Eischeid's obligations under this Agreement. Eischeid agrees that he will not assert any claim for other or different consideration from EI or any other person for performance of Eischeid's obligations under this Agreement.

2.  EISCHEID'S DUTIES AND OBLIGATIONS.

     2.1.  POSITION.  Subject to the remaining provisions of this Agreement,
(a) Eischeid shall be appointed (in accordance with EI's Bylaws) as a Director on the Board to serve in such capacity subject to EI's Bylaws as in effect from time-to-time hereafter and, (b) shall be employed by and serve EI as its President and Chief Executive Officer ("CEO"). In his capacities as an employee, President and CEO of EI, Eischeid shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of EI, including the hiring and terminating of employees, at all times subject to (c) the strategic policies and employee/personnel policies as set by the Board from time to time, with and by which Eischeid shall comply and be bound and (d) the specific consent of the Board when required by the terms of this Agreement. In order to accommodate Eischeid, Eischeid is not required to immediately begin performance of his duties. Rather, Eischeid shall begin performance of his duties hereunder as soon as is practicable for him after the effective date of this Agreement but not later than September 21, 1998 (the "start date").

     2.2. SPECIFIC MATTERS REQUIRING CONSENT OF BOARD. Without limiting the effect of powers customarily reserved to the Board or other policies promulgated by


                                      Page 22 of 29 sequentially numbered pages
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the Board from time to time, Eischeid shall not, without specific prior written approval of the Board, do or obligate EI to do any of the following:

          (a) Enter into any agreements with any institutional lender;

          (b) Permit any customer of EI to become indebted to EI in an amount in excess of $750,000.00 for more than 120 days;

          (c) Purchase capital equipment for amounts in excess of the aggregate amounts budgeted for such expenditures and approved by the Board;

          (d) Sell any single capital asset, or any group of capital assets, of EI having a market value in excess of that permitted under EI's institutional borrowing arrangements as in effect from time to time;

          (e) Commit EI to the expenditure of more than $500,000.00 in the development of any single new product; or

          (f) Commit EI to any merger, consolidation, acquisition of properties or products or product lines, partnership or alliance or joint undertaking requiring the commitment of EI capital stock or the direct or indirect expenditure of more than $1,000,000.00.

     2.3. DEVOTION TO EI'S BUSINESS. Subject to the provisions of Section 2.6(a) of this Agreement, Eischeid (a) shall devote his entire productive time, ability and attention to the business of EI during his employment with EI and (b) shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization for compensation, without the prior written consent of the Board. However, the expenditure of reasonable amounts of time for educational, charitable, professional and/or trade-related activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement.


     2.4.  NO COMPETITIVE ACTIVITIES.

           (a) Eischeid represents and warrants to EI that Eischeid is not subject to any non-competition or non-disclosure agreement with any third party(ies) which does or would in any way prohibit Eischeid's employment with EI or (except as contemplated by Section 2.6 of this Agreement) the performance of his duties hereunder.

          (b) Subject to the provisions of Section 2.6(a) of this Agreement, during his employment with EI Eischeid shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of EI. However, this
Section 2.4 shall not be interpreted to prohibit Eischeid from making passive personal investments or conducting other private business affairs if those activities do not materially interfere with the services required under this Agreement.

     2.5. UNIQUENESS OF EISCHEID'S SERVICES. Eischeid represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Eischeid therefore expressly agrees that EI, in addition to any other rights or remedies that EI may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by Eischeid.

     2.6  BINNEY & SMITH INC. AGREEMENT.

          (a) Eischeid has provided to EI a copy of that agreement, entitled "Agreement", among Binney & Smith Inc., Theodore J. Eischeid and Revell-Monogram, Inc. dated Sept 4, 1998 (the "Binney & Smith Agreement"). Based on Eischeid's covenants, representations and warranties set forth in
Section 2.6(b) below (on which EI is relying notwithstanding any review of the Binney & Smith Agreement by EI and/or its attorneys'), and on condition that such performance shall not materially


                                      Page 23 of 29 sequentially numbered pages
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interfere with the performance of Eischeid's duties as CEO/President of EI,
Eischeid's performance of the obligations imposed on him under paragraphs
9.G., 9.J. and 9.K. of the Binney & Smith Agreement shall not be deemed to constitute a breach of this Agreement by Eischeid. The foregoing shall not be interpreted or construed to permit Eischeid to engage in any other activity which would constitute a breach or violation of this Agreement, whether such activity arises under or is related to any amendment, modification or supplement of or to the Binney & Smith Agreement or otherwise.

          (b)  Eischeid represents and warrants to EI that,

               (1) That copy of the Binney & Smith Agreement provided to EI is a true copy of such agreement as in effect this date and contains all provisions material to this Agreement and the performance of Eischeid's obligations hereunder; and

               (2) Eischeid's use or disclosure of any of the information described in paragraph 9. J. of the Binney & Smith Agreement is not necessary to the performance of any of his obligations under this Agreement.


     2.7. CONFIDENTIALITY. Eischeid is employed in a position of trust and confidence. As a material inducement to EI, Eischeid covenants with EI as follows:

          (a) As used herein, the phrase "confidential information of EI" means all information which is (1) disclosed to Eischeid or known by Eischeid as a consequence of or through Eischeid's employment with EI (including, without limitation, information belonging to third parties or entities affiliated with or related to EI and information conceived, originated or developed by Eischeid in the performance of his duties hereunder), (2) regularly used in the operation of EI's business and (3) not generally known in the relevant industry about EI's products, product development and design, marketing, purchasing practices, costing and pricing processes, planning strategies, future plans as developed, customer relationships, employee relationships and finances.

          (b) In the course of the performance of his duties hereunder, Eischeid will have access to and become acquainted with confidential information of EI. Except as is required in the course of his employment hereunder, Eischeid shall not, directly or indirectly, use, misuse, misappropriate, disseminate or disclose, or use for his own or another's benefit, any confidential information of EI either during the effectiveness of this Agreement or at any other time thereafter.

          (c) All files (computer and otherwise), records, documents, notebooks, computer codes and programs, drawings, specifications, equipment and similar repositories of or containing confidential information of EI, including all copies and forms thereof, whether prepared by Eischeid or others, are and shall remain exclusively the property of EI and, to the extent then in Eischeid's possession or control, shall be left with or immediately returned to EI on any termination of Eischeid's employment.

          (d) Eischeid shall honor, and shall not breach, any prior obligations Eischeid may have with respect to any trade secret, proprietary information or confidential information of third parties (specifically including previous employers) which he may possess. Eischeid shall not utilize any of such information, or any materials evidencing any such information, in the performance of his duties hereunder without the prior written consent of the owner thereof.

          (e) Except as disclosure may be required by law, the terms and conditions of this Agreement shall be kept confidential by the parties.

          (f) The provisions of this Section 2.7 shall survive, in full force and effect, any termination of Eischeid's employment with EI or of this Agreement. Eischeid acknowledges that EI would not have an adequate remedy at law for the material breach of the provisions of this Section 2.7 by Eischeid or any person affiliated with Eischeid. Accordingly, EI shall be entitled to obtain all such injunctive relief, temporary and permanent, against Eischeid as may be necessary to restrain or prevent such possible or threatened breach.


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3.  SALARY, OTHER COMPENSATION AND BENEFITS.

     3.1. SALARY. Subject to the remaining terms and conditions of this Agreement, EI shall pay to Eischeid an initial salary for the twelve (12) calendar months beginning the start date at the rate of $19,166.67 per month ($230,000.00 annualized), gross, payable according to EI's customary payroll procedures. Eischeid's salary shall be reviewed annually by EI's Compensation Committee of the Board ("Compensation Committee") based on such criteria as the Compensation Committee shall establish in its discretion. In the event that Eischeid's salary is decreased, Eischeid may elect to be terminated; if he so elects, Eischeid shall be compensated as if such termination were a Termination Other Than For Cause pursuant to Section 4.4 of this Agreement.

     3.2.  INCENTIVE PAYMENTS.

          (a) As an incentive to Eischeid to accept employment with EI, EI shall pay to Eischeid the sum of $63,000.00 within forty-five (45) days next following the start date if Eischeid is then employed by EI; provided, however, and notwithstanding the foregoing to the contrary, if Eischeid is not then employed by reason of either a Termination Other Than For Cause or a Termination on Change of Control (as those terms are defined in Sections 4.1(b) and 4.1(c) below, respectively), EI shall nevertheless pay such $63,000.00 sum to Eischeid within forty-five (45) days next following the start date.

          (b) Beginning with calendar year 1999 and for so long as Eischeid is employed by EI, Eischeid shall be eligible to earn a discretionary bonus for each year. The actual amount and terms and timing of payment of any such bonus are to be determined in the sole discretion of the Board based on criteria it determines and upon its evaluation of Eischeid's performance during such year; provided, however, that (1) with Eischeid's advice and consultation, the Board shall, from time to time, establish "targets" of EI profitability as one of several criteria for evaluating Eischeid's performance and (2) Eischeid's bonus shall be tied to a sliding scale relative to criteria achievement with an amount equal to at least fifty percent (50%) of his then current year's base salary to be earned by Eischeid if such criteria are met or exceeded.

     3.3. MOVING EXPENSE ALLOWANCE. If Eischeid is then employed by EI, EI shall pay to Eischeid the sum of $50,000.00, in ten (10) consecutive monthly installments of $5,000.00 each beginning on the first day of the first full calendar month next following the start date, as a non-accountable moving expense allowance.

     3.4. INCENTIVE STOCK OPTION. EI shall, pursuant to and in accordance with EI's Stock Awards Plan (the "Awards Plan"), immediately grant and issue to Eischeid an Incentive Stock Option evidencing Eischeid's right to purchase up to 300,000 shares of EI's common stock in accordance with the provisions of an option agreement prepared as provided by the Awards Plan (the "Option") the enjoyment of which shall be conditioned on Eischeid's subsequent employment with EI on the start date.

     3.5. BENEFITS. During his employment with EI, Eischeid shall be eligible to participate in such of EI's benefit plans as may be, from time to time, generally available to executive officers of EI, including, without limitation, medical and life insurance, retirement and/or savings and profit sharing plans, if any. For purposes of establishing the length of service under any such benefit plans or programs, Eischeid's employment with EI will be deemed to have commenced on the start date. EI will provide Eischeid with directors' and officers' liability insurance consistent with current and future coverage provided to its Board Members. EI acknowledges that if Eischeid does not initially participate in the medical plan (it is currently anticipated that Eischeid will not participate until March 15, 2000) that there will not be any limitation or waiting period due to the pre-existing condition provisions when Eischeid does begin to participate.

     3.6. REIMBURSEMENT FOR EXPENSES. During Eischeid's employment with EI, EI shall reimburse Eischeid for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Eischeid in connection with the performance of his duties under this Agreement.

4.  PAYMENTS ON TERMINATION.

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     4.1  DEFINITIONS. For the purposes of this Article 4, the following terms shall have the following meanings:

          (a) "Termination For Cause" shall mean and include termination of Eischeid's employment by EI by reason of Eischeid's theft, embezzlement, fraud, unethical or immoral activities involving EI, continued incapacity to perform his duties and/or material reduction of work hours by Eischeid for any reason whatsoever.

          (b) "Termination Other Than For Cause" shall mean and include Eischeid's death and/or termination of Eischeid's employment by EI for any reason other than a Termination For Cause or Termination on Change of Control (as that phrase is hereafter defined).

          (c) "Termination on Change of Control" shall mean a termination of Eischeid's employment with EI as a result of a "Change of Control" as that phrase is defined in Section 19.2 of the Awards Plan.

     4.2. NOTICE OF TERMINATION. EI may effect a Termination for Cause without prior notice of any kind. Except in the instance of Eischeid's death which shall automatically terminate Eischeid's employment, EI may effect a Termination Other Than For Cause upon giving not less than thirty (30) days' prior written notice to the other of such termination.

     4.3. PAYMENTS ON TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION. In the event of a Termination For Cause, voluntary termination by Eischeid except in connection with a Change of Control (Section 4.5), EI shall promptly pay to Eischeid all accrued salary, other compensation to the extent earned, vested deferred compensation (other than pension plan or applicable plan), any benefits under any EI plans in which Eischeid is a participant to the full extent of Eischeid's then existing rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Eischeid in connection with his duties hereunder, all to the date of termination. EISCHEID SHALL NOT BE PAID, NOR SHALL EI HAVE ANY OBLIGATION TO PAY, ANY OTHER COMPENSATION OR PAYMENT OF ANY KIND, INCLUDING WITHOUT LIMITATION, SEVERANCE COMPENSATION.

     4.4. PAYMENTS ON TERMINATION OTHER THAN FOR CAUSE. In the event of a Termination Other Than For Cause, EI shall promptly pay to Eischeid or, in the event of Eischeid's death, his then designated beneficiary:

          (a) All accrued salary, other compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any EI plans in which Eischeid is a participant to the full extent of Eischeid's then rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Eischeid in connection with his duties hereunder, all to the date of termination; and

          (b) Subject to the provisions of Section 4.7, as severance compensation,

               (1)  An amount equal to one year's then base salary, plus

               (2) An amount equal to the earned portion, if any, of the discretionary bonus referred to in Section 3.2(b) of this Agreement, pro rated to the date of termination, plus

               (3) If, and on condition that, the Option has not then fully vested according to its terms, an amount equal to (A) the excess of the "closing" price for EI common stock as quoted at the date of termination over the Option "strike price" multiplied by (B) the number of shares of EI common stock not then vested under the terms of the Option.

     4.5. PAYMENTS ON TERMINATION ON CHANGE OF CONTROL. In the event of a Termination On Change of Control, EI shall promptly pay to Eischeid:

          (a) All accrued salary, other compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any EI plans in which Eischeid is a participant to the full extent of Eischeid's then


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rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Eischeid in connection with his duties hereunder, all to the date of termination; and

          (b)  Subject to the provisions of 4.7, as severance compensation,

               (1) An amount equal to the earned portion, if any, of the discretionary bonus referred to in Section 3.2(b) of this Agreement, pro rated to the date of termination, plus

               (2) An amount equal to one year's then base salary; provided, however, that if Eischeid is employed by a new employer in connection with such Change of Control, such amount shall be payable to Eischeid by EI only if, and when, Eischeid's employment with such new employer is terminated (whether terminated by Eischeid or such new employer for any reason other than cause) prior to the first anniversary of the effective date of such Change of Control.

     4.6. OFFSETTING INDEBTEDNESS; NO OTHER PAYMENTS UPON TERMINATION. The foregoing severance payments shall be reduced by the amount of any indebtedness of Eischeid to EI then unpaid, whether or not then due or owing. Eischeid shall not receive, and EI shall have no obligation to pay to Eischeid, any other payments of any kind on the event of termination of Eischeid's employment with EI.

     4.7. RELEASE.

          (a)  As a condition to the payment of any severance compensation in
Section 4.4 (b) and/or 4.5 (b) above, Eischeid agrees to execute a release as described below. Excepting only Eischeid's rights of enforcement of EI's promises as expressly set forth herein, Eischeid hereby releases, acquits and forever discharges EI, and all of its affiliate and subsidiary corporations, their present and former, principals, officers, agents, associates, representatives, directors, employees, predecessors, successors and assigns and all persons acting by, through, under or in concert with them, or any of them, jointly and individually, of and from any and all other claims, demands, causes of action, obligations, damages and liabilities, WHETHER KNOWN OR UNKNOWN, WHICH EISCHEID HAS OR MAY HEREAFTER OBTAIN OR ACCRUE based on or arising out of events occurring prior to the date executed ("Claims") on account of Eischeid's employment, any termination of his employment and/or any fact, matter, incident, claim, injury or event, circumstance, happening, occurrence and/or thing of any kind or nature whatsoever pertaining thereto, including but not limited to emotional distress; any and all claims for wrongful discharge; intentional or negligent infliction of emotional distress; unlawful discrimination based upon age, race, sex, marital status, religion, national origin, medical condition, disability, handicap or otherwise; breach of any implied covenant of good faith and fair dealing; violation of any section of the Labor Code of the State of California; the California Fair Employment and Housing Act ("FEHA"), Title VII of the Civil Rights Act of 1964 ("Title VII"), the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Americans with Disabilities Act ("ADA") or any other relevant federal, state or local law(s) or regulation(s); unpaid wages, salary, bonuses, commissions or other compensation of any sort; damages of any nature, including compensatory, general, special or punitive; and/or costs, fees or other expenses, including attorney's fees, incurred in any of these matters.

          (b) Eischeid understands and expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California based on or arising out of events occurring prior to the date executed, which reads as follows:

          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS
          WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT
          TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING
          THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE
          MATERIALLY EFFECTED HIS SETTLEMENT WITH THE
          DEBTOR."

Eischeid understands and acknowledges that the significance and consequence of the foregoing waiver of Section 1542 of the Civil Code is that, excepting only enforcement of EI's promises hereunder, EVEN IF EISCHEID SHOULD EVENTUALLY SUFFER DAMAGES ARISING OUT OF EISCHEID'S EMPLOYMENT WITH EI, OR THE TERMINATION OF SUCH EMPLOYMENT FOR ANY REASON, EISCHEID WILL NOT BE PERMITTED TO MAKE ANY CLAIM FOR THOSE DAMAGES. Furthermore, Eischeid acknowledges that Eischeid intends these


                                      Page 27 of 29 sequentially numbered pages
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consequences even as to Claims for injury or damages that may exist as of the date of this Agreement but which Eischeid does not know exist, and which, if known, would materially affect Eischeid's decision to execute this Agreement, regardless of whether such lack of knowledge is a result of ignorance, oversight, error, negligence or any other cause. Eischeid does not waive any claims, known or unknown, arising after the date the release is executed.

          (c) In accordance with the Older Workers Benefit Protection Act of 1990, Eischeid expressly acknowledges his awareness and understanding of the following:

               (1) Eischeid has the right to and should consult with an attorney before signing this Agreement;

               (2) Eischeid has twenty-one (21) days from the date on which he receives this Agreement to consider this Agreement; and

               (3) Eischeid has seven (7) days after signing this Agreement to revoke this Agreement. The revocation must be in writing, must specifically revoke this Agreement, and must be received by EI prior to the eighth calendar day following the execution of this Agreement. Unless so revoked by Eischeid, this Agreement shall become enforceable and irrevocable according to its terms on the eighth calendar day next following execution of this Agreement.


5.  GENERAL PROVISIONS.

     5.1. WITHHOLDINGS. All compensation and benefits to Eischeid hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

     5.2. NOTICES. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, certified with return receipt requested, addressed as follows:

     If to EI, at:

          Educational Insights, Inc.
          16941 Keegan Ave.
          Carson, CA 90746-1307
          Attn.: Chairman, Board of Directors




     If to Eischeid, at:

          Mr. Theodore J. Eischeid
          78 Quail Drive
          Lake Forest, IL 60045

or at any other address as any party may, from time to time, designate by notice given in compliance with this Section 5.2.

     5.3. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of California, the place of its intended performance.

     5.4. TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

     5.5. ASSIGNMENT; AGREEMENT BINDING. This Agreement may be assigned by EI to any successor-in-interest to all or substantially all of EI's assets, properties and business, but not otherwise without the prior written consent of Eischeid. This Agreement and the obligations imposed on Eischeid hereunder are personal and unique to Eischeid; accordingly, Eischeid shall not assign this Agreement, or any interest in this Agreement, without the prior written consent of EI. Any assignment, or attempted assignment, in violation of the foregoing shall be of no force or effect


                                      Page 28 of 29 sequentially numbered pages
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and need not be recognized by the non-assigning party.  This Agreement shall be binding upon the authorized successors and assigns of the parties hereto.

     5.6. ATTORNEY FEES. In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that each party shall bear its own attorneys' fees and costs except as provided by statute. In the event any arbitration or mediation pertaining to this Agreement and its enforcement or interpretation is maintained by the parties, each party shall pay its own costs and attorneys' fees and one-half of any arbitrator or mediator fees and expenses incurred.

     5.7. ARBITRATION. If at any time during Eischeid's employment or thereafter any dispute, difference or disagreement shall arise upon or in respect of the Agreement or the meaning and construction hereof, as an express condition precedent to the maintenance of any legal proceeding related thereto, every such dispute, difference and disagreement shall first be referred to a single arbitrator agreed upon by the parties, or if no single arbitrator can be agreed upon, an arbitrator or arbitrators shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in Los Angeles County, CA, in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     5.8. PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that this Agreement or any section hereof was drafted by such party.

     5.9. FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

     5.10. PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

     5.11. SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

     5.12. SEPARATE COUNSEL. The parties acknowledge that each party has been represented in this transaction by legal counsel of its choice.

     5.13. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement.
This Agreement may be amended, altered or supplemented only by a written instrument referring specifically to this Agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, by the undersigned thereunto duly authorized, at Carson, CA, on and as of the date first above written.

EDUCATIONAL INSIGHTS, INC.
("EI")


By: /s/ Jay Cutler                      /s/ Theodore J. Eischeid
    ---------------------------         --------------------------
     Jay Cutler, President/CEO             THEODORE J. EISCHEID
                                               ("EISCHEID")


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